Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated October 4, 2022 to

Pricing Supplement No. 28, dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 and Prospectus Addendum dated February 26, 2021 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 7, 2022 and October 4, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	41.812%	$209,060	September 8, 2022